Exhibit 99.1

The Container Store Group, Inc. Announces Third Quarter

Fiscal 2016 Financial Results

Earnings Per Share Up 38% over Prior Year Period

SG&A Savings and Efficiency Program Drives Financial Results

Coppell, TX — February 7, 2017 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the third quarter of fiscal 2016 ended December 31, 2016. In light of the Company’s previously announced fiscal year end change, all references to prior year results are based on the recast third quarter of fiscal 2015 ended January 2, 2016.

•                  Consolidated net sales were $216.4 million, up 1.7%.  Net sales in The Container Store retail business were $199.1 million, up 2.3%. Elfa International AB third-party net sales were $17.3 million, down 5.2%, due to the negative impact of foreign currency translation of 5.8%.

•                  Comparable store sales for the third quarter of fiscal 2016 were down 3.9% with holiday department sales contributing notably to the decline. TCS Closets® positively contributed 1.3% to third quarter comparable store sales.

•                  Consolidated net income per diluted share (EPS) was $0.11 compared with $0.08, an increase of 38% from the third quarter ended January 2, 2016.

•                  The Company opened four new stores in the third quarter of fiscal 2016 ending the quarter with 86 stores, as compared to 77 as of January 2, 2016.

Melissa Reiff, Chief Executive Officer, stated, “We’re pleased that our ongoing discipline on the expense side enabled us to deliver a 38% increase in earnings per share versus the prior year period. Our custom closets business, specifically elfa® and TCS Closets®, drove incremental sales and profit; however, holiday department sales were disappointing during the quarter and, as we expected, Our Annual elfa® Sale was impacted by fewer selling days combined with Christmas and New Year’s Eve holidays falling on weekends.”

Reiff continued, “We’re nearing completion of our new long-term strategic plan that outlines our goals and priorities and our roadmap to achieving them.  We look forward to sharing its central elements by June.  Fundamental to this plan is leveraging our key differentiators and implementing new strategies to achieve top-line sales growth and maximizing the productivity of our stores by aligning our marketing, merchandising, in-store and online experience with the evolving expectations of today’s consumer.”

“Given our top and bottom-line performance for the first nine months of fiscal 2016, we now expect to deliver results at the lower end of our previously provided annual comparable store sales and earnings outlook ranges, and consolidated sales modestly below our previously provided annual outlook range,” Reiff concluded.

New and Existing Stores

In fiscal 2017, the Company plans to open locations in Cleveland, OH, Albuquerque, NM, Livingston, NJ, and Staten Island, NY, as well as relocate its Chestnut Hill, MA store.  The Albuquerque store will be the first of the Company’s new mid-size store format as part of its test-and-learn effort to optimize its stores and improve efficiency and productivity.

“Overall, for the seven stores we opened in fiscal 2016, sales results have exceeded our expectations and moving forward we will continue to seek strategic store expansion opportunities,” added Reiff.  “While we believe that new stores are important to our future and that our runway for growth remains strong with only 86 stores, for fiscal 2017, we plan to point a significant portion of our capital allocation toward our existing store remodels and enhancements. This will allow us to properly support the expansion of our custom closets business, as well as explore new store formats.”

Third Quarter 2016 Results

For the third quarter (thirteen weeks) ended December 31, 2016:

•                  Consolidated net sales were $216.4 million, up 1.7% as compared to the third quarter ended January 2, 2016. Net sales in The Container Store retail business (“TCS”) were $199.1 million, up 2.3% as compared to the third quarter ended January 2, 2016, primarily due to new store sales, partially offset by a 3.9% decrease in comparable store sales. Elfa International AB (“Elfa”) third party net sales were $17.3 million, down 5.2% compared to the third quarter ended January 2, 2016, due to the impact of foreign currency translation during the quarter, which reduced third party net sales by 5.8 percentage points.

•                  Consolidated gross margin was 58.1%, a decline of 80 basis points compared to the third quarter ended January 2, 2016. TCS gross margin declined 110 basis points to 57.0%, primarily due to an increased mix of lower-margin product and service sales and, to a lesser extent, increased promotional activities during the third quarter of fiscal 2016. Elfa gross margin declined 90 basis points to 37.8% primarily due to increased direct materials costs and higher freight costs associated with changes in customer sales mix, partially offset by improved production efficiencies.

•                  Consolidated selling, general and administrative expenses (“SG&A”) decreased by 3.5% to $100.2 million from $103.9 million in the third quarter ended January 2, 2016. SG&A as a percentage of net sales decreased 250 basis points, primarily due to decreased costs as a result of the Company’s SG&A savings program, as well as lower healthcare costs and a positive impact from foreign currency exchange rates.  Additionally, the decrease was a result of the impact of one-time storage costs incurred in connection with a distribution center automation project in the thirteen weeks ended January 2, 2016 that were not incurred in the current fiscal year period. These positive impacts were partially offset by deleveraging of occupancy costs associated with negative comparable store sales growth.

•                  Pre-opening costs increased to $2.9 million in the third quarter of fiscal 2016 compared to $1.8 million in the third quarter ended January 2, 2016.  The Company opened four new stores in the third quarter of fiscal 2016 as compared to two new stores in the third quarter ended January 2, 2016.

•                  Consolidated net interest expense decreased slightly to $4.1 million.

•                  The effective tax rate for the third quarter of fiscal 2016 was 39.7%, as compared to 34.0% in the third quarter ended January 2, 2016. The increase in the effective tax rate is primarily due to changes in the mix of projected domestic and foreign earnings, combined with the expensing of certain deferred tax assets due to the expiration of certain stock based compensation awards.

•                  Net income was $5.1 million, or $0.11 per share, in the third quarter of fiscal 2016 compared to net income of $3.9 million, or $0.08 per share, in the third quarter ended January 2, 2016.

•                  Consolidated Adjusted EBITDA was $25.3 million compared to $21.2 million in the third quarter ended January 2, 2016, (see GAAP/Non-GAAP reconciliation table).

For the year-to-date (thirty-nine weeks) ended December 31, 2016:

•                  Consolidated net sales were $598.9 million, up 2.0% as compared to the year-to-date ended January 2, 2016.  Net sales at TCS were $549.4 million, up 2.6% as compared to the year-to-date ended January 2, 2016, primarily due to new store sales, partially offset by a 3.3% decrease in comparable store sales. Elfa third-party net sales were $49.5 million, down 4.4% compared to the year-to-date ended January 2, 2016, primarily due to lower sales in Russia.

•                  Consolidated gross margin was 58.2%, a decline of 20 basis points compared to the year-to-date ended January 2, 2016. TCS gross margin declined 40 basis points to 57.6%, as an increased mix of lower margin products and services was partially offset by the impact of a stronger U.S. dollar. Elfa gross margin improved 60 basis points primarily due to improved production efficiencies, partially offset by higher freight costs associated with changes in customer sales mix. On a consolidated basis, gross margin declined 20 basis points, as the improvement in Elfa gross margin was more than offset by the decline in TCS gross margin.

•                  Consolidated selling, general and administrative expenses (“SG&A”) decreased by 2.1% to $288.0 million from $294.2 million in the year-to-date ended January 2, 2016. SG&A as a percentage of net sales decreased 200 basis points. This was primarily due to decreased costs as a result of the Company’s SG&A savings program, as well as the reversal of accrued deferred compensation of $3.9 million, which occurred in the first quarter of 2016. The Company also experienced lower healthcare costs and a positive impact from foreign currency exchange rates during the year-to-date ended December 31, 2016. The positive impact of these items was partially offset by deleveraging of occupancy costs associated with negative comparable store sales growth.

•                  Consolidated net interest expense decreased to $12.4 million from $12.6 million in the year-to-date ended January 2, 2016.

•                  The effective tax rate was 42.5%, as compared to 40.2% in the year-to-date ended January 2, 2016. The increase in the effective tax rate is primarily due to the expensing of certain deferred tax assets due to the expiration of certain stock based compensation awards, partially offset by changes in the mix of projected domestic and foreign earnings.

•                  Net income was $6.6 million, or $0.14 per share, compared to net income of $1.5 million, or $0.03 per share, in the year-to-date ended January 2, 2016. Net income of $6.6 million in the year-to-date ended December 31, 2016 includes a benefit from the impact of amended and restated employment agreements entered into with key executives, net of costs incurred related to management transition and income taxes, of approximately $1.8 million, or $0.04 per share.

•                  Consolidated Adjusted EBITDA was $59.7 million compared to $47.8 million in the year-to-date ended January 2, 2016, (see GAAP/Non-GAAP reconciliation table). The Adjusted EBITDA of $59.7 million in the thirty-nine weeks ended December 31, 2016 includes a benefit from the impact of amended and restated employment agreements entered into with key executives during the first quarter of 2016, net of costs incurred to execute the agreements, of $3.9 million.

Balance sheet highlights:

(In thousands)	December 31, 2016	January 2, 2016
Cash	$18,491	$20,953
Total debt	$338,290	$352,049
Liquidity*	$106,384	$93,350

*Cash plus availability on revolving credit facilities

Outlook

For fiscal 2016, the Company expects consolidated net sales to be modestly below the previously provided range of $820 to $830 million.  Comparable store sales are expected to be at the low end of the previously provided range of -3.0% to -1.5%.  Net income for fiscal 2016 is expected to be at the low end of the previously provided range of $0.20 to $0.30 per diluted common share based on estimated diluted common shares outstanding of 49 million.  This assumes a tax rate of approximately 39%  for the full fiscal year.

Conference Call Information

A conference call to discuss third quarter fiscal 2016 financial results is scheduled for today, February 7, 2017, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13654006. The replay will be available until March 7, 2017.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements about our expectations regarding our long-term strategic plan for increased sales and productivity; expectations regarding the contribution of our closet business in driving sales and profit growth; expectations regarding our goals, strategies, priorities and initiatives, including the expansion of our Custom Closets section and exploration of new store formats; ; expectations regarding new store openings and relocations and remodeling of existing stores; and statements regarding our anticipated financial performance.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our inability to successfully implement our planned fiscal 2016 and 2017 initiatives in the timeframe we expect or at all; our inability to open or relocate new stores, or remodel existing stores, in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; our dependence on a single distribution center for all of our stores; effects of a security breach or cyber-attack of our website or information technology systems; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management, and the transition in our executive leadership; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti-kickback laws; our indebtedness may restrict our current and future operations; and increased uncertainty with respect to tax and trade policies, tariffs and government regulations affecting trade between the United States and other countries as a result of the recent presidential and congressional elections in the United States.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on May 10, 2016, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store (NYSE: TCS) is the nation’s leading retailer of storage and organization products and the only retailer solely devoted to the storage and organization category of retailing. The Company originated the concept of storage and organization retailing when it opened its first store in 1978. Today, the retailer has 86 store locations nationwide that each average 25,000 square feet. The Container Store has over 11,000 products to help customers save space and, ultimately, save them time. As the pace of modern life accelerates and being organized is not a luxury anymore but a necessity, The Container Store is devoted to making customers more productive, relaxed and happier by selling customized, complete solutions. Since its inception, the retailer has nurtured an employee-first culture and couples its one-of-kind product collection with a high level of customer service delivered by its highly trained organization experts. The Company has been named to FORTUNE magazine’s 100 Best Companies To Work For® — 17 years in a row. Visit www.containerstore.com for more information about store locations, the product collection and services offered. To find out more about The Container Store’s unique culture, Foundation Principles® and devotion to Conscious Capitalism®, visit the retailer’s culture blog at www.whatwestandfor.com.

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

	December 31,	February 27,	January 2,
(In thousands, except share and per share amounts)	2016	2016	2016
Assets
Current assets:
Cash	$18,491	$13,609	$20,953
Accounts receivable, net	31,344	28,843	26,726
Inventory	109,009	86,435	101,899
Prepaid expenses	10,815	8,692	10,396
Income taxes receivable	—	157	1,876
Deferred tax assets, net	—	—	3,256
Other current assets	12,319	8,695	9,501
Total current assets	181,978	146,431	174,607
Noncurrent assets:
Property and equipment, net	166,428	176,117	175,193
Goodwill	202,815	202,815	202,815
Trade names	226,050	228,368	228,967
Deferred financing costs, net	343	419	426
Noncurrent deferred tax assets, net	1,080	2,090	2,324
Other assets	1,420	1,879	1,923
Total noncurrent assets	598,136	611,688	611,648
Total assets	$780,114	$758,119	$786,255
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$49,057	$40,274	$43,365
Accrued liabilities	64,552	69,635	62,220
Revolving lines of credit	—	721	2,558
Current portion of long-term debt	5,390	5,373	5,279
Income taxes payable	4,156	—	311
Total current liabilities	123,155	116,003	113,733
Noncurrent liabilities:
Long-term debt	332,900	316,135	344,212
Noncurrent deferred tax liabilities, net	79,672	80,720	84,899
Deferred rent and other long-term liabilities	33,020	38,193	38,363
Total noncurrent liabilities	445,592	435,048	467,474
Total liabilities	568,747	551,051	581,207

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 48,003,359 shares issued at December 31, 2016; 47,986,975 shares issued at February 27, 2016 and January 2, 2016	480	480	480
Additional paid-in capital	858,460	856,879	856,667
Accumulated other comprehensive loss	(24,047)	(19,835)	(18,615)
Retained deficit	(623,526)	(630,456)	(633,484)
Total shareholders’ equity	211,367	207,068	205,048
Total liabilities and shareholders’ equity	$780,114	$758,119	$786,255

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

(In thousands, except share and	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
per share amounts)	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net sales	$216,380	$212,836	$598,888	$587,206
Cost of sales (excluding depreciation and amortization)	90,678	87,402	250,136	243,988
Gross profit	125,702	125,434	348,752	343,218
Selling, general, and administrative expenses (excluding depreciation and amortization)	100,206	103,867	288,037	294,219
Stock-based compensation	599	488	1,355	1,188
Pre-opening costs	2,918	1,784	6,558	6,956
Depreciation and amortization	9,236	9,081	28,061	25,705
Other expenses	182	—	839	—
Loss on disposal of assets	—	58	41	65
Income from operations	12,561	10,156	23,861	15,085
Interest expense, net	4,119	4,209	12,434	12,614
Income before taxes	8,442	5,947	11,427	2,471
Provision for income taxes	3,350	2,023	4,851	993
Net income	$5,092	$3,924	$6,576	$1,478

Net income per common share - basic and diluted	$0.11	$0.08	$0.14	$0.03

Weighted-average common shares - basic	47,999,535	47,986,975	47,992,652	47,985,720
Weighted-average common shares - diluted	48,022,499	47,986,975	48,002,495	47,985,720

The Container Store Group, Inc.

Consolidated statements of cash

flows (unaudited)

	Thirty-Nine Weeks Ended
(In thousands)	December 31, 2016	January 2, 2016
Operating activities
Net income	$6,576	$1,478
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,061	25,705
Stock-based compensation	1,355	1,188
Loss on disposal of property and equipment	41	65
Deferred tax (benefit) provision	(1,044)	138
Noncash interest	1,441	1,457
Other	(135)	383
Changes in operating assets and liabilities:
Accounts receivable	(9,843)	(6,504)
Inventory	(25,686)	(12,810)
Prepaid expenses and other assets	2,932	(376)
Accounts payable and accrued liabilities	19,882	12,612
Income taxes	5,089	(1,831)
Other noncurrent liabilities	(4,794)	560
Net cash provided by operating activities	23,875	22,065

Investing activities
Additions to property and equipment	(21,010)	(32,285)
Proceeds from investment grant	—	479
Proceeds from sale of property and equipment	7	199
Net cash used in investing activities	(21,003)	(31,607)

Financing activities
Borrowings on revolving lines of credit	43,135	43,957
Payments on revolving lines of credit	(46,653)	(48,467)
Borrowings on long-term debt	30,000	33,000
Payments on long-term debt	(19,121)	(8,986)
Payment of debt issuance costs	—	(258)
Proceeds from the exercise of stock options	—	57
Net cash provided by financing activities	7,361	19,303

Effect of exchange rate changes on cash	(551)	(327)
Net increase in cash	9,682	9,434
Cash at beginning of period	8,809	11,519
Cash at end of period	$18,491	$20,953

Supplemental information for non-cash investing and financing activities:
Purchases of property and equipment (included in accounts payable)	$304	$1,311
Capital lease obligation incurred	$658	$386

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., its controlling stockholder, to assess its financial performance. The Company presents these non-GAAP measures because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company.  These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance, as applicable. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net income	$5,092	$3,924	$6,576	$1,478
Depreciation and amortization	9,236	9,081	28,061	25,705
Interest expense, net	4,119	4,209	12,434	12,614
Provision for income taxes	3,350	2,023	4,851	993
EBITDA	$21,797	$19,237	$51,922	$40,790
Pre-opening costs (a)	2,918	1,784	6,558	6,956
Noncash rent (b)	(298)	(508)	(970)	(1,489)
Stock-based compensation (c)	599	488	1,355	1,188
Foreign exchange losses (gains) (d)	53	141	(211)	273
Other adjustments (e)	249	22	996	52
Adjusted EBITDA	$25,318	$21,164	$59,650	$47,770

(a)                                 Non-capital expenditures associated with opening new stores and relocating stores, including rent, marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.

(b)                                 Reflects the extent to which our annual GAAP rent expense has been above or below our cash rent payment due to lease accounting adjustments. The adjustment varies depending on the average age of our lease portfolio (weighted for size), as our GAAP rent expense on younger leases typically exceeds our cash cost, while our GAAP rent expense on older leases is typically less than our cash cost.

(c)                                  Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.

(d)                                 Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.

(e)                                  Other adjustments include amounts our management does not consider in our evaluation of our ongoing operations, including certain severance and other charges.